FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

Aitken, Timothy A.
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   (Last)                           (First)             (Middle)

c/o Allied Healthcare International Inc.
555 Madison Avenue, 30(th) Floor
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                                    (Street)

New York, New York 10022
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Allied Healthcare International Inc. (ADH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     November 13, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

                            Chief Executive Officer
                            -----------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________




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           Table I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                               5.
                                                                                               Amount of      6.
                                                               4.                              Securities     Owner-
                                                               Securities Acquired (A) or      Beneficially   ship
                                      2A.         3.           Disposed of (D)                 Owned          Form:      7.
                         2.           Deemed      Transaction  (Instr. 3, 4 and 5)             Following      Direct     Nature of
                         Trans-       Execution   Code         ------------------------------- Reported       (D) or     Indirect
1.                       action       Date, if    (Instr. 8)                  (A)              Transaction(s) Indirect   Beneficial
Title of Security        Date (Month/ any (Month/ ------------                or               (Instr. 3 and  (I)        Ownership
(Instr. 3)               Day/Year)    Day/Year)   Code     V      Amount      (D)    Price     4)             (Instr. 4) (Instr.4)
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

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

Table II -- DERIVATIVE SECURITIES ACQUIRED, DIPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                            9.
                                                                                                            Number    10.
                                                                                                            of        Owner-
                                                                                                            Deriv-    ship
                                                                                                            ative     Form
           2.                                                                                               Secur-    of
           Conver-                                  5.                             7.                       ities     Deriv- 11.
           sion                                     Number of                      Title and Amount         Bene-     ative  Nature
           or                                       Derivative    6.               of Underlying     8.     ficially  Secur- of
           Exer-               3A.         4.       Securities    Date             Securities        Price  Owned     ities: In-
           cise                Deemed      Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of     Follow-   Direct direct
           Price   3.          Execut-     action   or Disposed   Expiration Date  ----------------  Deriv- ing       (D) or Bene-
1.         of      Trans-      ion         Code     of(D)         (Month/Day/Year)           Amount  ative  Reported  In-    ficial
Title of   Deriv-  action      Date, if    (Instr.  (Instr. 3,    ----------------           or      Secur- Trans-    direct Owner-
Derivative ative   Date        any         8)       4 and 5)      Date     Expira-           Number  ity    action(s) (I)    ship
Security   Secur-  (Month/Day/ (Month/Day/ ------   ------------  Exer-    tion              of      (Instr.(Instr.   (Instr.(Instr.
(Instr. 3) ity     Year)       Year)       Code V    (A)   (D)    cisable  Date    Title     Shares  5)     4)        4)     4)
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

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Stock
Option                                                                          Common
(right to   $4.70    11/13/02            A      60,000         (2)    11/13/12  Stock       60,000          60,000       D
buy)(1)
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


Explanation of Responses:

(1) The stock option was granted pursuant to the 2002 Stock Option Plan of Allied Healthcare International Inc.
(2) The option is exercisable in three equal annual installments of 20,000 shares per year beginning on the first anniversary of the grant date of November 13, 2002.

/s/ Timothy A. Aitken                                    November 13, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).